UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2019

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E Wall, NJ 07719 (Address of Principal Executive Offices)	07719 (Zip Code)

(Registrant's telephone number, including area code): (732) 359-1100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	BKYI	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02     Unregistered Sales of Equity Securities.

On July 10, 2019, BIO-key International, Inc. (the “Company,” “we” or “us”), entered into and closed a securities purchase agreement with Lind Global Macro Fund, LP (the “Investor”) which provides for the issuance of a $3,060,000 principal amount senior secured convertible note (the “Note”). At closing, a total of $2,550,000 was funded with the proceeds to be used for general working capital purposes, including repayment of outstanding indebtedness.

The principal amount due of the Note is due and payable as follows: $918,000 is due 180 days after funding, $1,071,000 is due 270 days after funding, and the remaining balance is due 12 months after the date of funding. Repayment of the outstanding principal amount due under the Note plus an additional amount equal to 5% of the then outstanding principal amount is due in connection with the closing of a change in control transaction. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, repayment of the outstanding principal amount due under the Note is subject to acceleration in the discretion of the Investor in which event, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law and the Company will become obligated to pay an amount equal to 20% of the then outstanding principal amount due under the Note.

The Note is secured by a lien on substantially all of our assets and properties and is convertible at the option of the Investor into shares of our common stock at a fixed conversion price of $1.50 per share. We have the right to prepay the Note in full at any time without penalty (the “Buy-Back Right”). Should we exercise our Buy-Back Right, the Investor will have the option of converting 25% of the outstanding principal amount of the Note into shares of our common stock.

In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 2,000,000 shares of common stock at a fixed exercise price of $1.50 per share. The Warrant has a term of five years and is immediately exercisable.

The Note and the Warrant contain “blocker provisions” which prohibit conversion or exercise, as applicable, if such conversion or exercise would result in the Investor being the beneficial owner of in excess of 4.99% of our common stock.

Until the second anniversary of the closing, the Investor has the right to purchase up to 20% of the securities we issue in any future private placement, subject to certain exceptions for, among other things, strategic investments.

We have agreed to include the shares of common stock issuable upon conversion of the Note and exercise of the Warrant in a registration statement and cause such registration statement to be declared effective not later than September 30, 2019.

The forgoing securities were issued in a private placement transaction to one accredited investor pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind. Maxim Group LLC (“Maxim”) served as our placement agent in connection with the forgoing transaction. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

The foregoing descriptions of the securities purchase agreement, the Note, the Warrant and related transaction documents, including a security agreement, do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-key International, Inc.

Date: July 11, 2019	By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer